Exhibit 99

NEWS RELEASE


Date:             February 22, 2007

Contact:          R. Riggie Ridgeway - President & CEO
                  William B. West - Executive Vice President
                  Robert E. Dye, Jr. - Senior Vice President & CFO

To:               News Media

Release Date:     Immediate



                          PEOPLES BANCORPORATION, INC.

                        PASSES HALF-BILLION DOLLAR MARK,

                      ANNOUNCES INCREASED EARNINGS IN 2006


Easley, SC - Peoples Bancorporation, Inc. (PBCE.OB), the parent company for The Peoples National Bank, Easley, South Carolina, Bank of Anderson, N.A., Anderson, South Carolina and Seneca National Bank, Seneca, South Carolina, reported total consolidated earnings of $4,486,000 for the year ending December 31, 2006, an 8.67% increase in earnings over the $4,128,000 reported for the year ending December 31, 2005. Return on average equity for 2006 was 10.29% compared to 10.20% for 2005. Diluted earnings per share for 2006 were $0.67 compared to $0.62 for 2005. Earnings for 2006 include the impact of an arbitration ruling received in February 2007 regarding an employment contract dispute between the Company and a former employee.

Total assets at December 31, 2006 were $503,814,000, a $15,837,000 increase over the $487,977,000 in total assets at December 31, 2005. Commenting on the Company's performance, Company President R. Riggie Ridgeway stated, "We are very pleased to report that the Company's twentieth year of operations saw another improved year for earnings. Just as we passed $100 million in assets at our ten-year anniversary, we were able to achieve the milestone of one-half billion dollars in our twentieth year." Ridgeway added, "We are deeply appreciative of our dedicated employees and loyal customers, and we are excited as we continue to explore and identify growth opportunities in the Upstate of South Carolina."

Currently, The Peoples National Bank maintains four (4) full-service locations: two (2) in Easley, one (1) in Pickens and one (1) in Powdersville, South Carolina; The Peoples National Bank maintains one (1) loan-production office in Greenville, South Carolina; Bank of Anderson, N.A. maintains two (2) locations in Anderson, South Carolina; and Seneca National Bank maintains one (1) location in Seneca, South Carolina.

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and in Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006, which are or will be available from the Securities and Exchange Commission's public reference facilities and from its website at www.sec.gov, or from the Company's shareholders' relations department.

                          PEOPLES BANCORPORATION, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)
                 (Amounts in thousands except share information)

                                      Three Months Ended December 31,
 Income Statement                          2006           2005          Change
                                           ----           ----          ------
  Net interest income ...............    $4,772         $4,713            1.25%
  Provision for loan losses .........       225            327          -31.19%
  Other income ......................       792            931          -14.93%
  Other expenses ....................     4,273          3,971            7.61%
                                         ------         ------
     Income before income taxes .....     1,066          1,346          -20.80%
  Provision for income taxes ........       228            203           12.32%
                                         ------         ------
     Net Income .....................    $  838         $1,143          -26.68%
                                         ======         ======

  Return on average assets* .........      0.66%          0.94%
  Return on average equity* .........      7.38%         10.91%

Net income per common share**
  Basic .............................    $ 0.13         $ 0.17
  Diluted ...........................    $ 0.12         $ 0.17

                                             Year Ended December 31,
 Income Statement                               2006          2005       Change
                                                ----          ----       ------
  Net interest income .................      $19,337       $17,357       11.41%
  Provision for loan losses ...........          943           848       11.20%
  Other income ........................        3,648         3,609        1.08%
  Other expenses ......................       15,621        14,338        8.95%
                                             -------       -------
     Income before income taxes .......        6,421         5,780       11.09%
  Provision for income taxes ..........        1,935         1,652       17.13%
                                             -------       -------
     Net Income .......................      $ 4,486       $ 4,128        8.67%
                                             =======       =======

  Return on average assets ............         0.91%        0.88%
  Return on average equity ............        10.29%       10.20%

Net income per common share**
  Basic ...............................      $  0.68       $ 0.63
  Diluted .............................      $  0.67       $ 0.62

                                             As of December 31,
Balance Sheet                                 2006           2005         Change
                                              ----           ----         ------
Total assets ........................       $503,814       $487,977        3.25%
Gross loans .........................        358,081        377,495       -5.14%
Allowance for loan losses ...........          4,070          3,854        5.60%
Loans, net ..........................        354,011        373,641       -5.25%
Securities ..........................         99,469         78,061       27.42%
Total earning assets ................        470,172        456,456        3.00%
Total deposits ......................        385,045        390,349       -1.36%
Shareholders' equity ................         46,064         41,171       11.88%
Book value per share** ..............           6.91           6.28       10.03%

*  Annualized
** 2005 per share data has been restated to reflect the 5% stock dividend declared in December 2006.